EXHIBIT 99.1

Cytori Reports 3rd Quarter 2009 Financial Results

November 9, 2009 -- Cytori Therapeutics (NASDAQ:CYTX) is reporting its financial results for the quarter and nine months ended September 30, 2009. More information on commercial and clinical progress is posted online in the ‘Q3 Shareholder Letter’ at http://ir.cytoritx.com.

During the third quarter, the number of Celution and StemSource systems in the field continued to grow, as did the number of patients treated. The cumulative ‘revenue base’ of combined systems increased in Q3 from 70 to 85, 12 of which were sold to physician customers or distributors. In addition, a total of 314 consumables were shipped in the third quarter of 2009 and, as in previous quarters, the majority represented reorders to existing accounts. To put this in perspective, this represents more than 100% growth of the cumulative revenue base of systems and 75% growth in the number of quarterly consumables shipped since the beginning of 2009.

Product revenues were $1.4 million and $4.6 million for the previous three and nine months ended September 30, 2009, respectively. This compares to $2.3 million and $3.9 million for the same periods in 2008. Gross profit was $0.6 million and $1.9 million for the three and nine months ended September 30, 2009, respectively, compared to $1.7 million and $2.5 million for the same periods in 2008. The difference in gross profit between the third quarters of 2008 and 2009 is attributable mostly to the high margin sale of a Cell Bank in Europe in the third quarter of 2008, with no comparable sale in 2009.

Total operating expenses, less the change in fair value of warrants and option liabilities, were $6.7 million and $20.7 million for the three and nine months ended September 30, 2009, respectively, compared to $8.3 million and $26.6 million, for the same periods in 2008. Compared to 2008, operating expenses have been reduced significantly due to reductions in R&D as products have gone from development to full commercial launch and a significant reduction in G&A, offset by a modest increase in sales and marketing.

Net loss was $6.8 million and $13.7 million for the three and nine months ended September 30, 2009, respectively, compared to $6.8 million and $23.5 million for the same periods in 2008. The improvement in net loss for the first nine months of 2009 compared to 2008 is attributable mostly to increased development revenues and the reduction in research and development and general and administrative expenses.

Cytori ended the third quarter of 2009 with $13.1 million in cash and cash equivalents plus $1.9 million in accounts receivable, compared to $12.6 million in cash and cash equivalents and $1.3 million in accounts receivable as of December 31, 2008. Subsequent to the quarter ended September 30, 2009, we completed three scheduled closings with Seaside 88, LP during the period of October 1, 2009 through our filing date of November 9, 2009, raising in aggregate approximately $2.6 million in gross proceeds from the sale of 825,000 shares of our common stock in connection with the agreement we entered into with Seaside 88, LP on June 19, 2009.

Conference Call & Shareholder Letter

Cytori's third quarter update and financial results shareholder letter are now available on the Company's Investor Relations homepage at http://ir.cytoritx.com. Cytori will host a conference call and question and answer session at 10:30 a.m. Eastern Time today to further discuss these results. The audio webcast of the conference call may be accessed under "Webcasts" in the Investor Relations section of Cytori's website (www.cytoritx.com). The webcast will be available live and by replay two hours after the call and archived for 90 days. A telephone replay will be available for one week, accessible at +1 (303) 590-3030 (PIN: 4178319).

About Cytori

Cytori is committed to providing patients and physicians around the world with medical technologies, which harness the potential of adult stem and regenerative cells from adipose tissue. With the introduction of a family of medical devices, we have made a patient's own clinical grade stem and regenerative cells available to them at the point-of-care. The Celution® System family of medical devices and instruments is being sold into the European and Asian cosmetic and reconstructive surgery markets, while we seek regulatory clearance for it in the United States. Our StemSource® product line is sold globally for cell banking and research applications. www.cytoritx.com

Cautionary Statement Regarding Forward-Looking Statements

This press release includes forward-looking statements regarding events, trends and business prospects, which may affect our future operating results and financial position. Such statements, including, but not limited to, those regarding our forecasts for 2009 product revenues, anticipated continued reduction in operating expenses for 2009 and the timing of that reduction, our sales expectations from our marketing and distribution partners, customer consumable reorder trends, anticipated StemSource® Cell Bank orders, our ability to introduce complementary cosmetic and reconstructive surgery products in 2009, are all subject to risks and uncertainties that could cause our actual results and financial position to differ materially. Some of these risks and uncertainties include, but are not limited to, risks related to our history of operating losses, the need for further financing and our ability to access the necessary additional capital for our business, inherent risk and uncertainty in the protection intellectual property rights, regulatory uncertainties regarding the collection and results of, clinical data, dependence on third party performance, as well as other risks and uncertainties described under the "Risk Factors" in Cytori's Securities and Exchange Commission Filings. We assume no responsibility to update or revise any forward-looking statements to reflect events, trends or circumstances after the date they are made.

CYTORI THERAPEUTICS, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
(UNAUDITED)

	As of September 30, 2009	As of December 31, 2008

Assets
Current assets:
Cash and cash equivalents	$13,140,000	$12,611,000
Accounts receivable, net of allowance for doubtful accounts of $573,000 and $122,000 in 2009 and 2008, respectively	1,855,000	1,308,000
Inventories, net	1,894,000	2,143,000
Other current assets	1,116,000	1,163,000

Total current assets	18,005,000	17,225,000

Property and equipment, net	1,547,000	2,552,000
Investment in joint venture	289,000	324,000
Other assets	548,000	729,000
Intangibles, net	690,000	857,000
Goodwill	3,922,000	3,922,000

Total assets	$25,001,000	$25,609,000

Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable and accrued expenses	$3,999,000	$5,088,000
Current portion of long-term obligations	2,634,000	2,047,000

Total current liabilities	6,633,000	7,135,000

Deferred revenues, related party	9,224,000	16,474,000
Deferred revenues	2,412,000	2,445,000
Warrant liability	3,256,000	—
Option liability	1,500,000	2,060,000
Long-term deferred rent	—	168,000
Long-term obligations, less current portion	3,399,000	5,044,000

Total liabilities	26,424,000	33,326,000

Commitments and contingencies
Stockholders’ deficit:
Preferred stock, $0.001 par value; 5,000,000 shares authorized; -0- shares issued and outstanding in 2009 and 2008	—	—
Common stock, $0.001 par value; 95,000,000 shares authorized; 38,203,569 and 31,176,275 shares issued and 38,203,569 and 29,303,441 shares outstanding in 2009 and 2008, respectively	38,000	31,000
Additional paid-in capital	171,554,000	161,214,000
Accumulated deficit	(173,015,000)	(162,168,000)
Treasury stock, at cost	—	(6,794,000)

Total stockholders’ deficit	(1,423,000)	(7,717,000)

Total liabilities and stockholders’ deficit	$25,001,000	$25,609,000

CYTORI THERAPEUTICS, INC.
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(UNAUDITED)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2009	2008	2009	2008

Product revenues:
Related party	$9,000	$—	$582,000	$28,000
Third party	1,377,000	2,319,000	3,994,000	3,848,000
	1,386,000	2,319,000	4,576,000	3,876,000

Cost of product revenues	782,000	648,000	2,645,000	1,383,000

Gross profit	604,000	1,671,000	1,931,000	2,493,000

Development revenues:
Development, related party	—	—	7,250,000	774,000
Research grant and other	5,000	1,000	27,000	50,000
	5,000	1,000	7,277,000	824,000
Operating expenses:
Research and development	2,618,000	3,875,000	9,006,000	13,873,000
Sales and marketing	1,621,000	1,357,000	4,369,000	3,431,000
General and administrative	2,483,000	3,049,000	7,287,000	9,322,000
Change in fair value of warrants	446,000	—	1,558,000	—
Change in fair value of option liabilities	(140,000)	200,000	(560,000)	200,000

Total operating expenses	7,028,000	8,481,000	21,660,000	26,826,000

Operating loss	(6,419,000)	(6,809,000)	(12,452,000)	(23,509,000)

Other income (expense):
Interest income	2,000	49,000	19,000	163,000
Interest expense	(346,000)	(19,000)	(1,120,000)	(60,000)
Other expense, net	(31,000)	(30,000)	(139,000)	(72,000)
Equity loss from investment in joint venture	(8,000)	(8,000)	(35,000)	(26,000)

Total other income (expense)	(383,000)	(8,000)	(1,275,000)	5,000

Net loss	$(6,802,000)	$(6,817,000)	$(13,727,000)	$(23,504,000)

Basic and diluted net loss per common share	$(0.18)	$(0.24)	$(0.39)	$(0.90)

Basic and diluted weighted average common shares	37,176,165	27,951,369	34,893,303	26,078,196